Exhibit 99.1

STORE Capital Announces Third Quarter 2020 Operating Results

SCOTTSDALE, Ariz., November 5, 2020 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter ended September 30, 2020.

Highlights

For the quarter ended September 30, 2020:

◾	Total revenues of $175.2 million
◾	Net income of $54.6 million, or $0.21 per basic and diluted share, including an aggregate net gain of $3.5 million on dispositions of real estate
◾	AFFO of $119.1 million, or $0.47 per basic and $0.46 per diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.36
◾	Invested $250.9 million in 52 properties at a weighted average initial cap rate of 8.3%
◾	Raised $215.0 million in net proceeds from the sale of an aggregate of approximately 8.0 million common shares under the Company’s at-the-market equity program

For the nine months ended September 30, 2020:

◾	Total revenues of $521.4 million
◾	Net income of $157.9 million, or $0.63 per basic and diluted share, including an aggregate net gain of $6.8 million on dispositions of real estate
◾	AFFO of $347.8 million, or $1.39 per basic and diluted share
◾	Declared regular cash dividends per common share aggregating $1.06
◾	Invested $650.4 million in 130 properties at a weighted average initial cap rate of 8.1%
◾	Raised $540.5 million in net proceeds from the sale of an aggregate of approximately 20.9 million common shares under the Company’s at-the-market equity program

Management Commentary

“Our third quarter performance reflects the strength of our investment strategy, with a highly diverse net lease contract portfolio backed by well-positioned, strong regional and national tenants,” said Christopher Volk, Chief Executive Officer of STORE Capital. “With virtually all our portfolio properties now open for business, our collections accelerated. More importantly, the relative high yield on our portfolio investment demonstrated our ability to realize superior risk-adjusted performance. Given this achievement, we were proud to raise our dividend by 2.9%, while accelerating our investment activity, which we expect to carry into 2021.”

STORE Capital Corporation

Financial Results

COVID-19 Update

The pandemic has impacted the Company through government mandated limits imposed on tenant businesses and continuing public perceptions regarding safety, which impacted its tenants’ ability to pay rent. In response to tenant requests, the Company provided rent relief, primarily through short-term rent deferrals or lease modifications. To date, the Company has increased its monthly rent and interest collections from 70% in May to 90% in October, repaid in full the balance of its revolving credit facility, and increased its quarterly cash dividend. Further, nearly all the Company’s properties are currently open for business with two industries – movie theaters and early childhood education – remaining most impacted. The Company continues to closely monitor unpredictable factors that could impact its business going forward, including the duration and scope of the pandemic; governmental, business, and individuals' actions in response to the pandemic; and the overall impact on economic activity.

Total Revenues

Total revenues were $175.2 million for the third quarter of 2020, an increase of 2.0% from $171.8 million for the third quarter of 2019.

Total revenues for the first nine months of 2020 were $521.4 million, an increase of 5.9% from $492.3 million for the first nine months of 2019. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $8.4 billion in gross investment amount representing 2,417 property locations and 464 customers at September 30, 2019 to $9.3 billion in gross investment amount representing 2,587 property locations and 511 customers at September 30, 2020. Partially offsetting the revenue increases generated by the growth in the Company’s portfolio was the financial impact of the COVID-19 pandemic as previously noted.

Net Income

Net income was $54.6 million, or $0.21 per basic and diluted share, for the third quarter of 2020, as compared to $111.6 million, or $0.48 per basic and diluted share, for the third quarter of 2019. Net income for the third quarter of 2020 included an aggregate net gain on dispositions of real estate of $3.5 million, as compared to an aggregate net gain on dispositions of real estate of $59.3 million for the same period in 2019.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the nine months ended September 30, 2020 was $157.9 million, or $0.63 per basic and diluted share, compared to $225.1 million, or $0.99 per basic and diluted share, for the nine months ended September 30, 2019. Net income for the first nine months of 2020 included an aggregate net gain on dispositions of real estate of $6.8 million as compared to $72.4 million for the same period in 2019.

Adjusted Funds from Operations (AFFO)

AFFO increased 2.6% to $119.1 million, or $0.47 per basic and $0.46 per diluted share, for the third quarter of 2020, compared to AFFO of $116.1 million, or $0.50 per basic and diluted share, for the third quarter of 2019.

STORE Capital Corporation

AFFO for the nine months ended September 30, 2020 was $347.8 million, or $1.39 per basic and diluted share, an increase of 2.9% from $338.1 million, or $1.49 per basic share and $1.48 per diluted share, for the nine months ended September 30, 2019. AFFO for the three- and nine-month periods in 2020 rose on additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

AFFO for the three and nine months ended September 30, 2020, included approximately $13.0 million and $51.2 million, respectively, of net revenue that is subject to temporary deferral arrangements with tenants primarily operating in industries most impacted by government shelter-in-place and social distancing orders in response to the COVID-19 pandemic. The Company accounts for these deferral arrangements as rental revenue and a corresponding increase in lease receivables as tenant payments are accrued. For both the three and nine months ended September 30, 2020, AFFO excluded $1.3 million collected under these temporary deferral arrangements.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.36 for the third quarter ended September 30, 2020, representing a 2.9% increase over the quarterly cash dividend per common share declared for the prior quarter. This dividend, totaling $94.1 million, was paid on October 15, 2020 to stockholders of record on September 30, 2020.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $250.9 million of gross investments representing 52 property locations during the third quarter of 2020. These origination and other activities resulted in the creation of 13 new customer relationships. The investments had a weighted average initial cap rate of 8.3%. Total investment activity for the first nine months of 2020 was $650.4 million representing 130 property locations with a weighted average initial cap rate of 8.1%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the third quarter of 2020, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

During the nine months ended September 30, 2020, the Company sold 43 properties and recognized an aggregate net gain on the dispositions of real estate of $6.8 million; 18 of these 43 properties were sold in the third quarter for an aggregate net gain of $3.5 million. For the nine months ended September 30, 2020, proceeds from the dispositions of real estate aggregated $104.1 million as compared to an aggregate original investment amount of $124.4 million.

Portfolio

At September 30, 2020, STORE Capital’s real estate portfolio totaled $9.3 billion. Approximately 94% of the portfolio represents commercial real estate properties subject to long-term leases, 6% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. The weighted average non-cancelable remaining term of the leases at September 30, 2020 was approximately 14 years with leases representing less than 4% of the portfolio scheduled to expire in the next five years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of September 30, 2020
Investment property locations	2,587
States	49
Customers	511
Industries in which customers operate	114
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	96%
Weighted average annual lease escalation(2)	1.9%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.6%
Properties not operating but subject to a lease(4)	50
Investment locations subject to a ground lease	22
Investment portfolio subject to NNN leases*	99%
Investment portfolio subject to Master Leases*(5)	93%
Average investment amount/replacement cost (new)(6)	80%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(7)	2.0x/2.5x
Contracts rated investment grade(8)	~74%

*	Based on base rent and interest.
(1)	Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.
(2)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of September 30, 2020, eleven of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)	Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 86% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)	STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 2.8x and 3.7x, respectively.
(8)	Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties. As of September 30, 2020, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale. Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa3’.

Capital Transactions

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2019 and terminated its previous program. During the third quarter of 2020, the Company sold an aggregate of approximately 8.0 million common shares at a weighted average share price of $27.19 and raised approximately $215.0 million in net proceeds after the payment of sales agents’ commissions and offering

STORE Capital Corporation

expenses. For the nine months ended September 30, 2020, the Company sold an aggregate of approximately 20.9 million common shares at a weighted average share price of $26.17 and raised approximately $540.5 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In March 2020, the Company extended the maturity of one of its $100 million bank term loans from March 2020 to March 2021.

Also in late March, in response to the COVID-19 pandemic, the Company borrowed $450 million on its unsecured revolving credit facility as a precautionary measure to increase its cash position and preserve financial flexibility as a result of the uncertainty in the financial markets at the time. By the end of September 2020, the Company had fully repaid all amounts outstanding under its revolving credit facility.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 10:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2020 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through November 19, 2020: 877-344-7529 (domestic) or 412-317-0088 (international)
●	Replay access code: 10148343
●	Live and archived webcast: http://ir.storecapital.com/CustomPage/Index?KeyGenPage=350222

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	(unaudited)		(unaudited)
Revenues:
Rental revenues	$163,325	$157,965	$482,669	$462,920
Interest income on loans and financing receivables	11,021	9,594	34,374	24,066
Other income	877	4,275	4,357	5,273
Total revenues	175,223	171,834	521,400	492,259

Expenses:
Interest	42,090	39,325	127,816	116,822
Property costs	3,309	3,162	14,603	7,760
General and administrative	14,729	13,566	35,742	39,815
Depreciation and amortization	61,119	55,919	180,753	164,635
Provisions for impairment	2,772	7,341	10,972	9,951
Total expenses	124,019	119,313	369,886	338,983

Net gain on dispositions of real estate	3,537	59,290	6,814	72,395
Income from operations before income taxes	54,741	111,811	158,328	225,671
Income tax expense	111	193	438	533
Net income	$54,630	$111,618	$157,890	$225,138

Net income per share of common stock - basic and diluted:	$0.21	$0.48	$0.63	$0.99

Weighted average common shares outstanding:
Basic	255,308,189	232,052,007	248,999,635	227,349,158
Diluted	255,610,628	232,645,531	248,999,635	227,882,523

Dividends declared per common share	$0.36	$0.35	$1.06	$1.01

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2020	December 31, 2019
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,757,893	$2,634,285
Buildings and improvements	5,905,626	5,540,749
Intangible lease assets	63,628	73,366
Total real estate investments	8,727,147	8,248,400
Less accumulated depreciation and amortization	(901,714)	(740,124)
	7,825,433	7,508,276
Operating ground lease assets	23,820	24,254
Loans and financing receivables, net	591,414	582,267
Net investments	8,440,667	8,114,797
Cash and cash equivalents	144,478	99,753
Other assets, net	135,293	81,976
Total assets	$8,720,438	$8,296,526

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$—
Unsecured notes and term loans payable, net	1,263,905	1,262,553
Non-recourse debt obligations of consolidated special purpose entities, net	2,305,642	2,328,489
Dividends payable	94,085	83,938
Operating lease liabilities	29,016	29,347
Accrued expenses, deferred revenue and other liabilities	119,066	106,814
Total liabilities	3,811,714	3,811,141

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 261,348,454 and 239,822,900 shares issued and outstanding, respectively	2,613	2,398
Capital in excess of par value	5,327,124	4,787,932
Distributions in excess of retained earnings	(417,862)	(302,609)
Accumulated other comprehensive loss	(3,151)	(2,336)
Total stockholders’ equity	4,908,724	4,485,385
Total liabilities and stockholders’ equity	$8,720,438	$8,296,526

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	(unaudited)		(unaudited)

Net income	$54,630	$111,618	$157,890	$225,138
Depreciation and amortization of real estate assets	61,051	55,840	180,528	164,400
Provision for impairment of real estate	2,000	7,341	10,200	9,951
Net gain on dispositions of real estate	(3,537)	(59,290)	(6,814)	(72,395)
Funds from Operations (1)	114,144	115,509	341,804	327,094

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(3,354)	(1,319)	(7,278)	(4,194)
Construction period rent deferrals	466	(144)	1,402	853
Amortization of:
Equity-based compensation	2,744	3,326	1,645	8,083
Deferred financing costs and other	2,082	2,199	6,310	6,452
Lease-related intangibles and costs	769	762	2,298	2,119
Provision for loan losses	772	—	772	—
Lease termination fees	(350)	(3,775)	(587)	(3,775)
Capitalized interest	(175)	(480)	(500)	(1,234)
Executive severance costs	1,980	—	1,980	1,956
Loss on defeasance of debt	—	—	—	735
Adjusted Funds from Operations (1)	$119,078	$116,078	$347,846	$338,089

Dividends declared to common stockholders	$94,085	$82,181	$268,195	$232,866

Net income per share of common stock: (2)
Basic and Diluted	$0.21	$0.48	$0.63	$0.99
FFO per share of common stock: (2)
Basic	$0.45	$0.50	$1.37	$1.44
Diluted	$0.45	$0.50	$1.37	$1.43
AFFO per share of common stock: (2)
Basic	$0.47	$0.50	$1.39	$1.49
Diluted	$0.46	$0.50	$1.39	$1.48

(1)	FFO and AFFO for the three and nine months ended September 30, 2020, include approximately $13.0 million and $51.2 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For both the three and nine months ended September 30, 2020, FFO and AFFO exclude $1.3 million collected under these short-term deferral arrangements.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2020

Real Estate Portfolio Information

As of September 30, 2020, STORE Capital’s total investment in real estate and loans approximated $9.3 billion, representing investments in 2,587 property locations, substantially all of which are profit centers for its customers. The Company’s real estate portfolio is highly diversified. The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2020, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2020, the Company’s property locations were operated by 511 customers. The largest single customer represented 2.7% of base rent and interest and the top ten customers totaled 16.8% of base rent and interest. STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 735 concepts represented in the Company’s investment portfolio as of September 30, 2020, the largest single concept represented 2.7% of base rent and interest; more than 80% of base rent and interest consists of concepts each representing less than 1% of base rent and interest.

The following table identifies STORE Capital’s ten largest customers as of September 30, 2020:

	% of
	Base Rent and	Number of
Customer	Interest	Properties
Fleet Farm Group LLC	2.7%	10
Bass Pro Group, LLC (Cabela’s)	1.8	10
Cadence Education, Inc. (Early childhood/elementary education)	1.8	49
Loves Furniture, Inc.	1.8	23
CWGS Group, LLC (Camping World/Gander Outdoors)	1.7	20
Spring Education Group Inc. (Stratford School/Nobel Learning Communities)	1.5	19
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.5	14
US LBM Holdings, LLC (Building materials distribution)	1.4	51
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.3	21
Zips Holdings, LLC	1.3	41
All other (501 customers)	83.2	2,329
Total	100.0%	2,587

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2020

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 75 industry groups as of September 30, 2020:

			Building
	% of		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	8.5%	385	2,644
Restaurants – limited service	5.0	392	1,062
Early childhood education	5.9	240	2,518
Health clubs	5.2	88	3,130
Automotive repair and maintenance	4.7	172	905
Movie theaters	3.9	37	1,881
Family entertainment	3.7	40	1,625
Pet care	3.5	177	1,640
Behavioral Health	3.1	68	1,224
Lumber and construction materials wholesalers	2.8	118	5,122
Medical and dental	2.6	101	1,097
Equipment sales and leasing	2.0	47	1,206
Elementary and secondary schools	1.4	9	351
Wholesale automobile auction	1.3	8	428
Logistics	1.2	23	1,792
Metal and mineral merchant wholesalers	1.0	24	2,010
All other service (18 industry groups)	7.6	169	10,567
Total service	63.4	2,098	39,202
Retail:
Furniture	5.0	70	4,145
Farm and ranch supply	4.5	43	4,399
Recreational vehicle dealers	2.0	25	1,146
Used car dealers	1.9	29	312
Hunting and fishing	1.8	9	758
Home furnishings	1.3	11	1,262
New car dealers	0.6	9	273
All other retail (11 industry groups)	1.8	46	1,788
Total retail	18.9	242	14,083
Manufacturing:
Metal fabrication	4.8	88	10,289
Food processing	2.1	19	2,649
Plastic and rubber products	1.6	18	2,961
Furniture manufacturing	1.4	12	2,980
Electronics equipment	1.3	10	1,024
Automotive parts and accessories	1.1	17	2,483
Chemical products	0.8	9	1,066
All other manufacturing (16 industry groups)	4.6	74	7,686
Total manufacturing	17.7	247	31,138
Total	100.0%	2,587	84,423

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2020

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of September 30, 2020:

	% of
	Base Rent and	Number of
State	Interest	Properties
Texas	10.7%	266
Illinois	6.1	154
California	5.9	70
Florida	5.4	156
Ohio	5.2	141
Georgia	5.1	143
Wisconsin	4.9	61
Arizona	4.5	85
Tennessee	3.8	117
Minnesota	3.7	90
All other (39 states) (1)	44.7	1,304
Total	100.0%	2,587

(1)	Includes one property in Ontario, Canada which represents 0.3% of base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2020, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 93% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 3.8% of the base rent and interest will expire in the next five years (before 2026). The following table sets forth the schedule of lease, loan and financing receivable expirations as of September 30, 2020:

	% of
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
Remainder of 2020	0.2%	12
2021	0.6	9
2022	0.4	10
2023	0.6	18
2024	0.7	18
2025	1.3	27
2026	1.5	48
2027	2.0	55
2028	3.4	67
2029	6.2	173
Thereafter	83.1	2,139
Total	100.0%	2,576

(1)	Expiration year of contracts in place as of September 30, 2020, excluding any tenant renewal option periods.
(2)	Excludes 11 properties that were vacant and not subject to a lease as of September 30, 2020.